EXHIBIT 5
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November 7, 2003



Coolsavings, Inc.
360 N. Michigan Ave.
19th Floor
Chicago, Illinois 60601


Re:  REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:

I am General Counsel of Coolsavings, Inc., a Delaware corporation (the "Company") and have acted as its counsel in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Act"), of a total of 12,337,337 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"), which may be issued pursuant to the Second Amended and Restated coolsavings.com, inc. 1997 Stock Option Plan, coolsavings.com, inc. 1999 Non-Employee Director Stock Option Plan, and coolsavings.com, inc. 2001 Stock Option Plan (collectively, the "Plans"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement,
(b) the Company's Certificate of Incorporation, as amended, (c) the Company's By-laws, as amended, (d) the Plans, (e) forms of option agreements under the Plans, (f) records of proceedings and actions of the Board of Directors of the Company relating to the Plans and the Registration Statement, and (g) such other instruments, documents, statements and records of the Company and others as I have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, I have assumed the accuracy and completeness of all documents and records that I have reviewed, the genuineness of all signatures (other than my own), the authenticity of the documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduced copies. I have further assumed that all natural persons involved in the transactions contemplated by the Registration Statement have sufficient legal capacity to enter into and perform their respective obligations and to carry out their roles.

Based upon the foregoing, I am of the opinion that when issued and delivered by the Company and paid for in accordance with the terms of the Plans and any applicable option agreements, up to 12,337,337 Shares issuable under the Plans and covered by the Registration Statement will be validly issued, fully paid and nonassessable securities of the Company.







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My opinion expressed above is limited to the General Corporation Law of the
State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and I do not express any opinion herein concerning any other laws. This opinion is given as of the date hereof and I assume no obligation to advise you of changes that may hereafter be brought to my attention.

In connection therewith, I hereby consent to the use of this opinion for filing as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.


Very truly yours,




David B. Desser, Esq.


















































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